                                 EXHIBIT 23.1



The Board of Directors and Stockholders
Southwest Water Company:

We consent to incorporation by reference in the registration statement (No. 33-21154) on Form S-3 and the registration statements (Nos. 33-28918 and 33-73174) on Form S-8 of Southwest Water Company of our reports dated January 23, 1995 relating to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in common stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1994, which reports appear in the December 31, 1994 annual report on Form 10-K of Southwest Water Company.



/s/ KPMG PEAT MARWICK LLP

Los Angeles, California
March 22, 1995